Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Sesen Bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Other	1,406,000	$1.84	$2,591,693.00	.0000927	$240.25
Total Offering Amounts					$2,591,693.00		$240.25
Total Fee Offsets							0
Net Fees Due							$240.25

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of Common Stock of the Registrant issuable under the exercise of non-qualified stock option awards granted to employees of the Registrant between March 16, 2021 and January 24, 2022 as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Awards”).

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the price at which the Inducement Option Awards may be exercised.